Exhibit 3.4

DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Filed in the Office Of	Document Number 20060431684-34
Dean Heller Secretary of State State of Nevada	Filing Date and Time 07/06/2006 11:00 AM
Entity Number C17786-2004

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 — After Issuance of Stock)
1. Name of corporation:

SOLAR ENERTECH CORP.
2. The articles have been amended as follows (provide article numbers, if available):

Number of shares with par value $0.00]: 200,000,000
3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of Incorporation have voted in favor of the amendment is: 54.84%
4. Effective date of filing (optional):
(must not be later than 90 days after the certificate is filed)
5. Officer Signature (required): Please find signed copy attested

*	If any proposed amendment would alter or change any preference or any relative or other right given to any chase or series or outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of share representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.
IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM Merger Illegible Revised on: Illegible